Exhibit 99.1

Press Release	Source: EVCI Career Colleges Holding Corp.

EVCI Career Colleges Announces Record Enrollment For Spring 2005

Increase of approximately 32% over the Spring 2004 semester

YONKERS, N.Y.--(MARKET WIRE)--Feb. 22, 2005--EVCI Career Colleges Holding Corp. (NasdaqSC:EVCI - News) announced its Spring semester enrollments were approximately 3,700 full-time students, an increase of approximately 32% from the 2,800 full-time student enrollments for spring semester 2004.

Dr. John J. McGrath, CEO and President, commented, “This enrollment growth is in line with our plans and expectations. While we expect that Interboro's rate of growth will continue to significantly exceed industry averages in 2005, Interboro’s plan is to continue to increase its focus on improving academic operations, administrative operations, operating efficiencies and retention and graduation rates.

Investors should bear in mind that, although for a full fiscal year, increases in enrollment directly relate to increases in revenue, enrollments for our academic semesters do not have the same direct relationship to revenues for any particular fiscal quarter because we recognize tuition revenue ratably over each semester on a daily basis over 70 week days (including holidays). The spring 2005 semester started January 24th and the spring 2004 semester started January 12th. Accordingly, the spring 2005 semester will have 49 days of revenue recognition in Q1 2005 versus 58 days of revenue recognition in Q1 2004 that related to spring 2004 semester enrollments. "

Dr. McGrath added, "We expect to file our form 10-KSB in the third week of March. At that time, we also intend to announce the scheduling of a conference call."

Contact:

EVCI Career Colleges Holding Corp.
Dr. John J. McGrath
Chief Executive Officer & President
914-623-0700